SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2006

GLOBAL EPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-15775	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

339 South Cheryl Lane,

City of Industry, California 91789

(Address of principal executive offices)

(909) 869-1688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(c) On June 1, 2006, we received a letter from the Nasdaq Stock Market stating that we had not complied with Marketplace Rule 4310(c)(17), which requires issuers to notify the Nasdaq on the appropriate form fifteen days in advance of entering into a transaction that may result in the potential issuance of common stock, or securities convertible into common stock, in an amount greater than 10% of the issuer’s total shares outstanding prior to such transaction.

On May 19, we received initial terms for a proposed financing transaction that provided that we would issue securities convertible into shares of our common stock in exchange for approximately $8.1 million. While we disclosed the initial terms of the transaction to the Nasdaq verbally and in writing, we did not submit the form and related transaction documents required by Marketplace Rule 4310(c)(17). We executed definitive agreements on May 23, 2006 and closed the transaction on May 25, 2006.

We responded promptly to the above-referenced letter and provided all requested documents to the Nasdaq within two business days. Accordingly, we believe that we have taken all action necessary to resolve the matter described in the June 1, 2006 letter regarding Marketplace Rule 4310(c)(17).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 7, 2006	GLOBAL EPOINT, INC.

/s/ John Pan
John Pan,
Chief Financial Officer